EXHIBIT 99.1

TARGETED GENETICS ANNOUNCES $25.5 MILLION PUBLIC
OFFERING OF COMMON STOCK

Seattle, WA—February 2, 2004 – Targeted Genetics Corporation (Nasdaq: TGEN), a developer of gene therapy products for treating acquired and inherited diseases, today announced a public offering of approximately 10.9 million shares of its common stock at a price of $2.35 per share to institutional investors, for gross proceeds of approximately $25.5 million. The shares are being offered under the Company’s shelf registration statement, as amended.

The Company estimates net proceeds from the financing to be approximately $23.7 million after deducting placement agent fees and the estimated costs associated with the offering. The Company plans to use the net proceeds of this financing for working capital and other general corporate purposes.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering is being made by means of a prospectus supplement to a prospectus that is part of the company’s shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission.

Copies of the prospectus and the prospectus supplement can be obtained from SG Cowen Securities Corporation, 1221 Avenue of the Americas, New York, NY 10020, Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660 or by calling the Company.

NOTE: This release contains forward-looking statements regarding the amount of proceeds expected to be received from the public offering, our expected use of these proceeds and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the risk that the offering is not consummated, the possibility that we decide to use the proceeds from the offering for purposes other than those described above, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-Q for the quarter ended September 30, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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